UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A Amendment No. 1 to Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 31, 2008

Papa John's International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21660	61-1203323
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2002 Papa John's Boulevard Louisville, Kentucky	40299-2367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(502) 261-7272

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A is filed as an amendment to the Current Report on Form 8-K filed by Papa John’s International, Inc. (the “Company”) on December 4, 2008 where we reported, under Item 5.02, the election of John H. Schnatter to the office of interim Chief Executive Officer of the Company, and the resignation of Nigel Travis as  President and Chief Executive Officer and a member of the Board of Directors of the Company effective December 4, 2008. This amendment is being filed to include the Agreement and Release between Mr. Travis and the Company, to report the compensation of Mr. Schnatter in his capacity as interim Chief Executive Officer, and to report certain other events.

Item 1.01  Entry into a Material Definitive Agreement.

See the text of the third paragraph under Item 5.02 for a discussion of the Agreement and Release between Mr. Travis and the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation of Interim Chief Executive Officer

As previously reported, on December 3, 2008, the Board of Directors (the “Board”) of the Company elected John H. Schnatter to the office of interim Chief Executive Officer of the Company, effective December 4, 2008.  On December 31, 2008, the Compensation Committee of the Board approved the terms of Mr. Schnatter’s compensation for his service as interim Chief Executive Officer, and on that date he received a non-qualified stock option to purchase 52,103 shares of the Company’s common stock under the Company’s 2008 Omnibus Incentive Plan at $18.43, the closing price on the date of grant.  Mr. Schnatter’s option vests six months from the date of grant and expires in five years.  Mr. Schnatter will also be eligible to earn a short-term incentive bonus in 2009 under terms mirroring the Company’s 2009 management incentive program, with a target award based on the percentage the Compensation Committee will approve for the Chief Executive Officer, based on an annual base salary level of $660,000 (pro-rated for the portion of the year Mr. Schnatter serves in the interim Chief Executive Officer capacity), and the achievement of company and individual performance expectations.  Mr. Schnatter will not receive a base salary in cash, but the Compensation Committee may consider additional option grants or compensation to Mr. Schnatter if he is still serving in the interim Chief Executive Officer capacity at the close of the vesting period of the option grant described above.

Retention Grants and Special Director Grant

On December 31, 2008, the Compensation Committee approved one-time retention grants to officers of the Company to maintain executive continuity during the Chief Executive Officer transition period.  Named executive officers J. David Flanery, William M. Van Epps, Charles W. Schnatter and Julie L. Larner each received a non-qualified stock option to purchase 20,000 shares of the Company’s common stock under the Company’s 2008 Omnibus Incentive Plan at the closing price on the date of grant.  These options vest two years from the date of grant and expire in five years.   Also in connection with the Chief Executive Officer transition process, on December 31, 2008, the Compensation Committee granted to Board member Jude Thompson a non-qualified stock option to purchase 30,543 shares of the Company’s common stock under the 2008 Omnibus Incentive Plan, at the closing price on the date of grant.  Mr. Thompson’s option vests four months from the date of grant and expires in five years. The option grant to Mr. Thompson was made in consideration of limited assistance to be provided to the Company by Mr. Thompson as liaison to the Board during the Chief Executive Officer transition period, in his capacity as a member of the Board, related to operational and business strategy issues involving the Company.

Agreement and Release with Nigel Travis

On December 31, 2008, the Company entered into an Agreement and Release (the “Release”) with Nigel Travis, who resigned as President and Chief Executive Officer, and as a member of the Board, on December 4, 2008.  Under the terms of the Release, the Company agreed to pay Mr. Travis his current base salary and benefits through December 31, 2008, and further agreed to provide the benefits that he would be entitled to under the Company’s long-term incentive plan and management incentive plan for the performance periods ending December 31, 2008, as if he remained eligible for such benefits, payable at the same time such amounts are payable to employees generally in 2009.  The Release also provides for the continued exercisability of certain vested stock options by Mr. Travis through February 27, 2009, pursuant to the terms of the plans under which the stock options were issued, payment of $20,000 for legal and accounting fees of Mr. Travis in connection with the negotiation of the Release, and other customary covenants and releases.  The foregoing summary of the Release is qualified in its entirety by reference to the full text of the Release which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Agreement and Release between Nigel Travis and Papa John’s International, Inc., dated December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Papa John's International, Inc.
(Registrant)

Date: January 5, 2009	By:	/s/ J. David Flanery
Name: J. David Flanery
Senior Vice President and
Chief Financial Officer